This Term Sheet is intended to be binding between the parties and includes the main provisions of definitive agreements to be executed between the parties. This Term Sheet is presented on a confidential basis and is intended only for Thomas M. Shelton and the managements of Quest Energy Inc. and Synergy Coal, LLC (and its subsidiaries and affiliates) and their respective authorized representatives (each a "Party," and together the "Parties").

Transaction Summary: Quest Energy Inc., a wholly-owned subsidiary of American Resources Corp ("Quest Energy") will purchase the approximately 1,100 acres of land located in Wyoming County, near Oceana, West Virginia owned by Thomas M Shelton ("Shelton") as an individual (the "Synergy Land") along with all assets owned by Synergy Coal, LLC ("Synergy LLC") including structures, real estate, surface ownership, mineral ownership, easements, licenses, reclamation responsibilities, agreements, permits, and approvals required to operate coal properties, a load out, and wash plant owned by Synergy LLC or Shelton located in Wyoming County, near Oceana, WV ("Synergy WV").

Consideration Paid: The consideration paid to Shelton or his assignee for the Synergy Land and Synergy WV is approximately Sixteen Million One Hundred Forty Five Thousand Four Hundred and Fifty Seven Dollars ($16,145,457), consisting of: (1) $15,545,457 will be paid in the form of 1,727,273 common equity shares of American Resources Corporation ("ARC") based on the closing price of $9.00 per share on the date this binding term sheet is signed based on the pro forma valuation of ARC and the total ARC shareholder ownership of 26,867,851 fully converted and diluted common shares upon the closing of the anticipated IPO/Secondary financing for ARC (the "ARC Public Offering") and inclusive of the shares issued herein, plus, (2) Three Hundred Fifty Thousand Dollars (US$350,000) paid in cash at closing, plus (3) Two Hundred Fifty Thousand Dollars (US$250,000) secured by a first mortgage in the Synergy Land paid in the form of $1.00 per ton for tons of coal sold (as the case may be) either loaded on the rail or truck from the property until paid in full.

Ownership & Control: The Synergy Land and Synergy WV assets will be acquired by a wholly-owned subsidiary of Quest Energy Inc.

Bonding: To the extent that any bonds have been posted pertaining to Synergy WV, or future bonding is required by Synergy WV, Quest Energy will utilize its current bonding program to replace and/or provide such bonds. Any collateral held against the bonds pre-transaction will be become the property of Quest Energy.

Coal Sales: Quest Energy intends to sell the coal to be mined from Shelton Land or Synergy WV assets on its current and future metallurgical contracts, where coal production from its operations at McCoy Elkhorn (Mine #15, Carnegie, and PointRock mines) are sold. Current, past, and anticipated customers of Quest Energy include

and Quest Energy is constantly in discussions with other domestic and international customers.

Additional Terms: Closing is contingent upon all Parties negotiating two mutually agreeable asset purchase and sale agreements on terms customary in transactions of this nature, including mutual indemnities with said effective date being the date of signing of this binding term sheet.

Closing Date: The Parties intend for the date of signing this binding term sheet to be the effective date with signing of the definitive agreements by November 1st 2018

Accepted and agreed this 24th day of October, 2018.

American Resources Corporation,
Parent company of Quest Energy Inc.

Mark Jensen
CEO

Synergy Coal, LLC

Name: THOMAS SHELTON
Title: MANAGING MEMBER/OWNER

Thomas M. Shelton